SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Filed by a Party other than the Registrant [X]

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[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[X]	Soliciting Material under Rule 14a-12

COWLITZ BANCORPORATION
(Name of Registrant as Specified in its Charter)

Crescent Capital VI, LLC

Jeffery D. Gow

Steven D. Wasson

Gary A. Young

Robert A. Underhill

Justin P.S. Taylor

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]

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Filed by Crescent Capital VI, LLC

Crescent Capital VI, LLC is filing pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended, a response, attached as Exhibit A, to proxy soliciting materials filed by Cowlitz Bancorporation on April 13, 2009, in connection with Crescent Capital VI, LLC’s nomination of directors for election to the Cowlitz Bancorporation Board of Directors by shareholders at Cowlitz Bancorporation’s 2009 Annual Meeting of Shareholders.

Important Information

        The names and interests of the participants in the solicitation are attached as Exhibit B to this filing.

        Crescent Capital, VI, LLC currently intends to file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with Crescent Capital VI, LLC’s nomination of directors for election to the Cowlitz Bancorporation Board of Directors by shareholders at Cowlitz Bancorporation’s 2009 Annual Meeting of Shareholders. The definitive proxy statement and proxy card will be sent to shareholders of Cowlitz Bancorporation seeking their support of the nominees at Cowlitz Bancorporation’s 2009 Annual Meeting of Shareholders.

Shareholders are urged to read the definitive proxy statement and proxy card when they become available, because they will contain important information about the nominees submitted by Crescent Capital VI, LLC and related matters.

Shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Crescent Capital VI, LLC with the SEC at the SEC’s web site at www.sec.gov. The definitive proxy statement (when available) and other related SEC documents filed by Crescent Capital VI, LLC with the SEC may also be obtained free of charge from Crescent Capital VI, LLC.

Exhibit A

April 22, 2009

Response of Crescent Capital VI, LLC to Cowlitz Bancorporation

On Friday, April 17, 2009, Cowlitz Bancorporation disclosed various assertions in an SEC filing concerning Crescent Capital VI, LLC’s efforts, as the owner of 29.4% of Cowlitz, to obtain representation on the Cowlitz board.  Crescent wishes to respond to those statements, as follows:

Cowlitz Comment:  The board was disappointed in Crescent’s response to Cowlitz’s request for additional information, underscored by Crescent’s decision to short-circuit the Cowlitz  board's deliberative process and any further discussions by filing preliminary soliciting materials.

Crescent Response:   Cowlitz has not responded to any of Crescent’s or its counsel’s letters in the last six months, except Cowlitz’s counsel’s request for further information and complaints about Crescent’s making its letter to the board public.  Crescent has no evidence that the Cowlitz board is serious about moving forward with Crescent. In Crescent’s view, the board is not dealing with the serious business issues facing Cowlitz, such as the continuing loan losses, and its actions appear to entrench themselves and management.

Cowlitz Comment:  The board believes that Crescent fails to appreciate the significance of the decision Crescent was demanding to voluntarily give complete control of the Company to a minority shareholder and to take that decision out of shareholder hands.

Crescent’s Response:  Crescent in fact does appreciate the significance of the board’s decision, but it rejects Cowlitz’s claim that under the proposed settlement the board would be giving complete control of the company to a minority shareholder.  Under Crescent’s proposal, at least one of Crescent’s four nominees would be an independent director and, that person, together with the three directors from Cowlitz, would constitute a majority of the board.  Furthermore, in Crescent’s view,  the current board, which was nominated by the board, which collectively owned less than 2% of the outstanding shares , can hardly be said to represent the majority of Cowlitz’s shareholders more than Crescent’s nominees.    Under the proposed Settlement Agreement, the Crescent directors and additional Crescent nominees would go before Cowlitz shareholders for election at the annual meeting in the same manner as the existing directors have in the prior election.

Cowlitz Comment:  The board will perform their fiduciary duties carefully and fully and Crescent cannot expect them to do anything less.

Crescent’s Response:  Crescent expects the board to perform its fiduciary duties, but believes that satisfying that duty does not require a glacial pace.  Crescent provided information on its nominees in November 2008.  Crescent received no response in regard to the proposed nominations or Crescent’s inquiries.   The board did meet with Crescent (at Crescent’s request) on March 20th to discuss Crescent’s views on the Company and the appointment of Crescent’s representatives to the board.  Given the information previously provided in November 2008 about the nominees, the information provided at the March meeting, the public information that is available on Crescent and the fact that three of Cowlitz’s directors have worked with Steve Wasson at a bank or on a board for many years,  5 days to evaluate that additional confidential information should be more than sufficient to permit the board to diligently perform its fiduciary duties.  Despite having information on Crescent’s nominees for nearly 6 months, if 5 days was insufficient, Crescent informed the board it would consider a longer time period.

Cowlitz Comment:  The Company’s subsidiary bank may need additional capital for a variety of reasons and the ability and willingness of Crescent to provide that is one significant factor the board needs to take into account.

Crescent’s Response:   Crescent sees no basis for conditioning the consideration of Crescent’s director nominees on Crescent’s ability and willingness to invest additional capital in Cowlitz for two key reasons:   First, to our knowledge, no current director was subjected to such standard (indeed the very small ownership percentage of the current board would indicate this is the first time).  Second, the board’s recent amendments to the definition of change of control in the executive’s employment agreements could require Cowlitz to pay $2.6 million in change of control payments if Crescent were to invest as little as $112,000 in common stock.  In Crescent’s view, the board’s insistence on this point seems at best illogical, and at worst, an excuse for entrenchment.

If the board is concerned about the company’s capital position, Crescent’s recent open market purchases illustrate its willingness and ability in the past to commit additional capital to.  In the current economic climate, raising additional capital is particularly challenging and, in Crescent’s opinion, the sale by the two senior executive officers of Cowlitz of all their shares of Cowlitz has significantly impaired Cowlitz’s ability to raise capital.  Crescent believes it is in the best interest of shareholders to strengthen the company’s board by appointing directors nominated by Crescent, which has a large financial interest in the company and demonstrated its interest in investing in the company.

Cowlitz Comment:  The preliminary proxy filing and short timelines unilaterally imposed by Crescent to "agree and sign" the proffered settlement agreement makes it clear that Crescent’s goal is to gain immediate control without shareholder input.

Crescent’s Response:   Crescent believes it is of critical importance to move the process forward promptly.  If the board prefers to not make a decision and simply allow the shareholders to make this decision, Crescent will honor that preference and withdraw its proposal so that the annual meeting can be held soon.  As an almost 30% owner of Cowlitz, Crescent finds it alarming that, in the midst of the most significant economic and real estate meltdown in 75 years, the two most senior executives have sold all their shares and have no equity interest in the bank and yet the board is bogged down over Crescent’s proposal even though Crescent has more invested (and more to lose) than any other shareholder.  Unlike those senior executives and many current directors, Crescent’s stock ownership means that its interests are well aligned with other shareholders.

Crescent’s decision to make public its letter to the board reflects Crescent’s frustration with the board’s pace, the minimal communication from the board and Crescent’s determination to protect its interests if an annual meeting is held on short notice.  Crescent is wary of Cowlitz’s inaction because an incumbent board has a significant advantage when it comes to a proxy contest, as the incumbent directors’ can spend Cowlitz’s money, rather than their own money, on the proxy contest.

Cowlitz Comment:  No date has been set for the shareholders meeting and the board has further time to consider any additional information Crescent may wish to share. The board, in its deliberations, had been considering a counter proposal in an attempt to bridge both parties’ interests but the decision by Crescent to start the proxy contest now suggests those efforts may be futile.

Crescent’s Response:

Crescent is open to discussing the Settlement Agreement or a counter proposal.  Crescent continues to believe that a settlement is in the best interests of the Company and its shareholders.  Crescent would prefer not to have a proxy contest because if Crescent’s nominees were elected, the change in control provisions in the executive officers’ employment agreements approved by the board could result in, what Crescent believes could be a $2.6 million windfall to these officers at the expense of the shareholders.  Crescent is available at any time to discuss these issues, but it is important to Crescent,  and we believe, to all shareholders, that these matters be promptly resolved, either by the board or by the shareholders.

If the board is unable or unwilling to negotiate a settlement with Crescent, Crescent believes the board must call a shareholder meeting promptly to permit the shareholders to elect directors.

Exhibit B

Disclosure of Participants and Direct and Indirect Interests

Each of the following persons are deemed to be participants in the solicitation of proxies and distribution of proxy materials by Crescent Capital VI, LLC in connection with the 2009 annual meeting of shareholders of Cowlitz Bancorporation:

Name of Participant	Interest of Participant in Cowlitz Bancorporation	Nature of Interest (Direct or Indirect)

Crescent Capital VI, LLC, a Washington limited liability company	1,508,360 shares	Direct
Jeffery D. Gow	889,932.4 shares	Indirect (through Crescent Capital VI, LLC)
Steven D. Wasson	301,672.0 shares	Indirect (through Crescent Capital VI, LLC)
	1,000 shares	Direct
Gary A. Young	316,755.6 shares	Indirect (through Crescent Capital VI, LLC)
Robert A. Underhill	None
Justin P.S. Taylor	None